Schedule 1

Since the filing of Amendment No. 7, the Reporting Person set forth below effected the following transaction(s) in Class A Common Shares on the New York Stock Exchange. The prices below reflect the price paid by such Reporting Person per Class A Common Share on the relevant trade date.

Reporting Person	Type of Transaction	Trade Date	Number of Shares	Price per Share
Control Empresarial	Sale	03/05/2026	205,000	$46.5669 (1)
Control Empresarial	Sale	03/06/2026	13,000	$44.8882 (2)
Control Empresarial	Sale	03/10/2026	22,000	$40.0843 (3)
Control Empresarial	Sale	03/11/2026	838,000	$41.9138 (4)
Control Empresarial	Sale	03/12/2026	265,000	$43.5507 (5)
Control Empresarial	Sale	03/13/2026	380,000	$43.2971 (6)

1. Weighted average price. These shares were sold in multiple transactions at prices ranging from $46.39 to $46.72 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission (“SEC”), upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (1).

2. Weighted average price. These shares were sold in multiple transactions at prices ranging from $44.80 to $45.00 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (2).

3. Weighted average price. These shares were sold in multiple transactions at prices ranging from $39.99 to $40.13 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (3).

4. Weighted average price. These shares were sold in multiple transactions at prices ranging from $41.5101 to $42.23 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (4).

5. Weighted average price. These shares were sold in multiple transactions at prices ranging from $43.30 to $43.785 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (5).

6. Weighted average price. These shares were sold in multiple transactions at prices ranging from $42.9901 to $43.535 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (6).